Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in the post effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-23221) of Washington Mutual, Inc. relating to the Great Western Financial Corporation 1979 and 1988 Stock Option and Incentive Plans, of our report dated January 26, 1996, except as to
Note 27 to the consolidated financial statements, which is as of February 8, 1996, with respect to the consolidated balance sheet of Keystone Holdings, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of earnings, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the 1996 Annual Report on Form 10-K/A of Washington Mutual, Inc.


                                                 /s/ KPMG PEAT MARWICK LLP
                                                 KPMG PEAT MARWICK LLP


Los Angeles, California
June 30, 1997





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